Filed pursuant to Rule 424(b)(3)
Registration No. 333-152971
PROSPECTUS
3,797,993 Shares
WESTERN ALLIANCE BANCORPORATION
Common Stock

     The selling stockholders named in this prospectus may offer and sell from time to time up to 3,797,993 shares of our common stock. We are registering the resale of the offered shares as required by the terms of our registration agreements with the each of the selling stockholders. We issued and sold these shares to the selling stockholders in connection with a private placement transaction. The registration of the offered shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. Although we will incur expenses of approximately $29,733 in connection with the registration of these shares, we will not receive any cash proceeds if they are sold. The selling stockholders, however, are responsible for their own brokerage commissions and similar expenses.
     Our common stock is listed on the New York Stock Exchange and trades on the exchange under the symbol “WAL.” On  August 11, 2008, the last sale price of our common stock as reported on the New York Stock Exchange was $15.24 per share.
     Our principal executive offices are located at 2700 West Sahara Avenue, Las Vegas, Nevada 89102, and our telephone number at that address is (702) 248-4200.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus and the risk factors that are incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2007, for information that you should consider before purchasing the securities offered by this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is August 22, 2008.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf process, the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.
     We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act, with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.
     You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.
     As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and “the Company” mean, collectively, Western Alliance Bancorporation and its subsidiaries and their predecessors.
WHERE YOU CAN FIND MORE INFORMATION
     Western Alliance Bancorporation (“Western Alliance”) is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file many of our documents electronically with the SEC, and you may access those documents over the Internet. The SEC maintains a “web site” that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Documents we have filed with the SEC are also available on our web site at www.westernalliancebancorp.com. Except as expressly stated herein, information contained on our web site does not constitute a part of this prospectus and is not incorporated by reference herein.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it in this prospectus. This helps us disclose certain information to you by referring you to the documents we file. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference each of the documents listed below.
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 25, 2008 (including portions thereof incorporated by reference from our Definitive Proxy Statement filed with the SEC on March 21, 2008).

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, filed with the SEC on May 12, 2008 and August 11, 2008, respectively.

(c)	Our Current Reports on Form 8-K filed with the SEC on January 25, 2008, March 3, 2008, June 5, 2008 and June 27, 2008.

(d)	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 27, 2005, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents and reports filed by Western Alliance subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     You may obtain copies of these documents, other than exhibits, free of charge by contacting Dale Gibbons, Executive Vice President and Chief Financial Officer, at our principal office, which is located at 2700 West Sahara Avenue, Las Vegas, Nevada 89102, or by telephone at (702) 248-4200.
CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS
     This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, forecasted demographic and economic trends relating to our industry and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimate,” “potential” or “continue,” or the negative of these terms or other comparable terminology. We cannot promise you that our expectations in such forward-looking statements will turn out to be correct. Our actual results may differ materially from those projected in these statements because of various factors, including those discussed in this prospectus under the caption “Risk Factors” and those discussed in our Securities and Exchange Commission reports on Forms 10—K, 10-Q and 8-K, which are incorporated by reference in this prospectus.

SUMMARY
     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the documents incorporated by reference herein. Prospective investors are urged to read this prospectus and the documents incorporated by reference herein in their entirety.
The Company
Western Alliance Bancorporation
     We are a bank holding company headquartered in Las Vegas, Nevada. We provide a full range of banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other consumers through our subsidiary banks and financial services companies located in Nevada, Arizona, California and Colorado. We focus our lending activities primarily on commercial and real estate-related loans, which comprise a significant portion of our total loan portfolio. In addition to traditional lending and deposit gathering capabilities, we also offer a broad array of financial products and services aimed at satisfying the needs of small to mid-sized businesses and their proprietors, including cash management, trust administration and estate planning, custody and investments, equipment leasing and an affinity credit card division that focuses on issuing credit cards to members of small and medium sized affinity groups.
     Our executive offices are located at 2700 W. Sahara Avenue, Las Vegas, Nevada 89102, and the telephone number at these offices is (702) 248-4200.
The Offering

Common Stock Offered by Selling Stockholders	3,797,993 shares

Use of Proceeds	Western Alliance Bancorporation will not receive any of the proceeds from the sale of shares offered hereby. See “Use of Proceeds.”

New York Stock Exchange Symbol	WAL

Risk Factors	You should read carefully the “Risk Factors” beginning on page 6 of this prospectus, as well as the risk factors relating to our business that are incorporated by reference in this prospectus, for certain considerations relevant to an investment in the shares of common stock offered hereby.

RECENT DEVELOPMENTS
     In our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, we changed our segment reporting composition in the current period in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”). SFAS 131 provides for the identification of reportable segments on the basis of discreet business units and their financial information to the extent such units are reviewed by an entity’s chief decision maker (which can be an individual or group of management persons).
     We modified our reporting segments to more accurately reflect the way we manage and assess the performance of our business. We changed our segments to report our banking operations on a state-by-state basis rather than on a per bank basis, as we had done in the past, and we also created new segments to report our asset management and credit card operations. Previously, our asset management operations were included in “Other” and our credit card operations were included in “Torrey Pines Bank.” The new structure is segmented as “Nevada” (Bank of Nevada and First Independent Bank of Nevada), “Arizona” (Alliance Bank of Arizona), “California” (Torrey Pines Bank, not including PartnersFirst Affinity Services, and Alta Alliance Bank), “Asset Management (Miller/Russell & Associates, Inc., Premier Trust, Inc. and Shine Investment Advisory Services, Inc.), “Credit Card Services” (PartnersFirst Affinity Services) and “Other” (Western Alliance Bancorporation, in holding company form, and miscellaneous).
     Prior to the adjustment of our segment reporting composition, our business was segmented as “Bank of Nevada,” “Alliance Bank of Arizona,” “Torrey Pines Bank” (including PartnersFirst Affinity Services), “Alta Alliance Bank,” “First Independent Bank of Nevada” and “Other” (Miller/Russell & Associates, Inc., Premier Trust, Inc., Shine Investment Advisory Services, Inc., Western Alliance Bancorporation, in holding company form, and miscellaneous).
          The adjustment of our segment reporting composition resulted in, among other things, our asset management and credit card operations being reported as individual segments. For the quarter ended March 31, 2008, our “Credit Card Services” segment had net loans of $6.5 million, and a net loss of $1.3 million, as compared to net loans of $217 thousand, and a net loss of $1.7 million for the year ended December 31, 2007. For the quarter ended March 31, 2008, our “Asset Management” segment had $2.2 billion in assets under management and net income of $15 thousand, as compared to $2.3 billion in assets under management and net income of $1.2 million for the year ended December 31, 2007.
ABOUT THIS OFFERING
     The shares offered in this prospectus relate to 3,797,993 shares of common stock issued in a private placement on June 27, 2008 at a purchase price of $7.94 per share to a limited number of “accredited investors,” as defined in the Securities Act. The aggregate offering price of the shares was approximately $30.2 million. In connection with the private placement and pursuant to a registration rights agreement, we agreed, subject to certain limitations, to file this registration statement with the SEC within 45 calendar days after the closing of the private placement, and to use our reasonable best efforts to cause this registration statement to become effective as promptly as practicable after filing.
RISK FACTORS
     Before purchasing the shares offered by this prospectus you should carefully consider the risk factors relating to Western Alliance Bancorporation incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2007, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described in the documents incorporated herein by reference.

USE OF PROCEEDS
     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares. Western Alliance will not receive any of the proceeds from the sales of shares by the selling stockholders. Most of the costs and expenses incurred in connection with the registration under the Securities Act of the offered shares will be paid by Western Alliance. The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders, and share transfer and other taxes attributable to the sale of the offered shares.
DETERMINATION OF OFFERING PRICE
     This offering is being made solely to allow the selling stockholders to offer and sell shares of our common stock to the public. The selling stockholders may offer for resale some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the market price for our common stock, as quoted on the New York Stock Exchange on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently determine the price at which shares offered for resale pursuant to this prospectus may be sold.
SELLING STOCKHOLDERS
     This prospectus covers shares of our common stock that we sold in a private placement of our securities on June 27, 2008 to “accredited investors” as defined by Rule 501(a) under the Securities Act, pursuant to an exemption from registration under Section 4(2) of the Securities Act. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite their names below.
     We have prepared the table below based upon the information furnished to us by the selling stockholders as of June 27, 2008. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus for more information.
     We have been advised that each of the selling stockholders purchased our common stock in the ordinary course of business, not for resale, and none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.
     The following table sets forth:
•	The name of each selling stockholder;

•	The number of shares of our common stock beneficially owned by the selling stockholders as of June 27, 2008;

•	The maximum number of shares of our common stock that may be offered for the account of the selling stockholders under this prospectus; and

•	The amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.
     Under SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or other right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Beneficial ownership is calculated based on 34,058,669 shares of our common stock outstanding as of June 30, 2008. In calculating the number of shares beneficially owned by a selling stockholder and the percentage ownership, shares of common stock subject to options and warrants held by that person that are currently exercisable or convertible or become exercisable or convertible within 60 days of June 30, 2008 (“exercisable stock options” and “exercisable warrants,” respectively) are deemed outstanding even if they have not actually been exercised or converted. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for computing the percentage ownership of any other person.

				Percentage of
	Shares Beneficially	Shares	Shares Owned	Outstanding Shares
	Owned Prior to the	Offered	After the	Owned After the
Name of Selling Stockholder	Offering	Hereby	Offering	Offering (1)
Paul L. Baker (2)	354,810	44,081	310,729	*
Troy J. and Selma F. Bartlett (3)	24,758	12,594	12,164	*
Belmont Investments	500,000	500,000	0	*
Robert L. Boughner Investment Trust (4)	292,351	25,000	267,351	*
William S. Boyd (5)	3,701,287	302,000	3,399,287	9.97%
The Roxanne Spicer Trust (Charles and Tanya Brandes, Trustees)	62,500	62,500	0
Robert W. Bruderman Revocable Family Trust (6)	4,000	4,000	0	*
The Juice Trust #3 (Jeff Busby, Trustee)	125,000	125,000	0	*
Steven A. and Sharon L. Callaway (7)	5,004	3,148	1,856	*
Davis Trust #3 (Glenn Carlson, Trustee)	150,000	150,000	0	*
Sherry Colquitt (8)	23,494	10,000	13,494	*
Douglas S. and Diana L. Damon (9)	3,149	3,149	0	*
Richard Doan (10)	108,250	100,000	8,250	*
James H. Erskine III (11)	62,972	62,972	0	*
Sandra Eve (12)	6,624	3,200	3,424	*
Dale Gibbons (13)	149,674	3,000	146,674	*
Arnold T. Grisham (14)	36,031	3,150	32,881	*
Sharon J. Harper (15)	11,795	9,445	2,350	*
Steven J. Hilton Family Trust (16)	162,433	100,000	62,433	*
Marianne Boyd Johnson (17)	1,849,616	25,000	1,824,616	5.36%
LANDTNT Family Trust (18)	6,753	3,150	3,603	*
The Levine Intervivos Trust (19)	12,500	12,500	0	*
Michael E. and Catherine M. Luce (20)	5,029	3,779	1,250	*
The Mack Family Trust (21)	141,322	31,250	110,072	*

				Percentage of
	Shares Beneficially	Shares	Shares Owned	Outstanding Shares
	Owned Prior to the	Offered	After the	Owned After the
Name of Selling Stockholder	Offering	Hereby	Offering	Offering (1)
Sandra Mallin (22)	4,398	3,148	1,250	*
George J. Maloof , Jr. (23)	112,253	18,900	93,353	*
The Art Marshall Family 1993 Irrevocable Trust A (24)	250,446	31,250	219,196	*
Todd Marshall Trust under Todd Marshall and Cari Marshall 1999 Irrevocable Trust (25)	125,000	125,000	0	*
M.N. Nagy Family LTD Partnership (26)	149,000	125,000	24,000	*
1992 Najafi Irrevocable Trust (27)	62,000	62,000	0	*
Northaven Management, Inc.	150,000	150,000	0	*
Sandra and John Raffealli (28)	75,186	5,000	70,186	*
Thomas W. and Veronica L. Rogers Exempt Trust (29)	126,944	125,944	1,000	*
G & J Sande Family Trust (30)	82,945	6,297	76,648	*
Irene M. Sarver Revocable Trust (31)	100,000	100,000	0	*
Robert G. Sarver IRA Rollover (32)	2,950,141	302,000	2,648,141	7.78%
The Phillip Satre and Jennifer Satre Family Revocable Trust (33)	67,531	25,189	42,342	*
Frank A. and Bonnie B. Schreck Living Trust (34)	114,409	25,189	89,220	*
Derek Matthew Schreck Irrevocable Insurance and Gift Trust 1998 (34)	40,225	6,297	33,928	*
Sydney Schreck Irrevocable Insurance and Gift Trust 1998 (34)	40,225	6,297	33,928	*
Judith A. Shine (35)	144,305	25,188	119,117	*
Alexander S. Theisen Trust (36)	2,519	2,519	0	*
Ryan C. Theisen Trust (36)	1,889	1,889	0	*
Sedrick and Jane Williams Tydus (37)	13,461	3,148	10,313	*

				Percentage of
	Shares Beneficially	Shares	Shares Owned	Outstanding Shares
	Owned Prior to the	Offered	After the	Owned After the
Name of Selling Stockholder	Offering	Hereby	Offering	Offering (1)
WaittCorp Investments, LLC (38)	1,000,000	1,000,000	0	*
Merrill S. Wall (39)	121,050	6,297	114,753	*
Janet H. and Brian O. White (40)	10,555	3,148	7,407	*
Sheryl and Harvey P. White (41)	101,122	4,375	96,747	*
Harvey Whittemore (42)	21,250	20,000	1,250	*
Edmund G. Zito IRRA (43)	19,400	15,000	4,400	*
TOTAL	13,689,606	3,797,993	9,891,613

*	Less than 1%.

(1)	Ownership percentage calculated based on 34,058,669 shares of the Company’s common stock outstanding as of June 30, 2008.

(2)	Paul Baker has served as a director of Alliance Bank of Arizona, a wholly owned subsidiary of the Company, since 2003. Mr. Baker’s share ownership includes 5,100 shares subject to exercisable stock options and 68,274 shares subject to exercisable warrants.

(3)	Selma Bartlett has served as an employee of Bank of Nevada, a wholly owned subsidiary of the Company, since 1996, and is currently Vice Chairwoman of Bank of Nevada.

(4)	Robert L. Boughner, the trustee of the trust, has served as a director of Bank of Nevada since 1994. Mr. Boughner is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares.

(5)	William S. Boyd has served as a director and principal stockholder of the Company since 1995.

(6)	Robert Bruderman has served as a director of Premier Trust, Inc., a wholly owned subsidiary of the Company, since 2001.

(7)	Steve Callaway has served as a director of Alta Alliance Bank, a wholly owned subsidiary of the Company, since 2006. Mr. Callaway’s share ownership includes 1,856 shares that are subject to exercisable stock options.

(8)	Sherry Colquitt has served as a director of Bank of Nevada since 1994. Ms. Colquitt’s share ownership includes 8,250 shares subject to exercisable stock options.

(9)	Douglas Damon has served as a director of First Independent Bank of Nevada, a wholly owned subsidiary of the Company, since 1999.

(10)	Richard Doan has served as a director of Torrey Pines Bank, a wholly owned subsidiary of the Company, since 2003. Mr. Doan’s share ownership includes 8,250 shares subject to exercisable stock options.

(11)	James “Hal” Erskine has served as an executive officer of Torrey Pines Bank and President of PartnersFirst, Torrey Pines Bank’s credit card division, since 2007.

(12)	Sandra Eve has served as an executive of Shine Investment Advisory Services, Inc., a majority owned subsidiary of the Company, since 2004. Ms. Eve’s share ownership includes 900 shares of restricted stock.

(13)	Dale Gibbons has served as the Chief Financial Officer and an Executive Vice President of the Company since May 2003. Mr. Gibbon’s share ownership includes 424 shares held in his Company 401(k) account, 69,000 shares pledged or held in a margin account and 58,900 shares subject to exercisable stock options.

(14)	Arnold Grisham has served as the Company’s Executive Vice President of Northern California Administration since December 2006 and has served as the President and Chief Executive Officer of Alta Alliance Bank since its opening in October 2006. Mr. Grisham’s share ownership includes 336 shares held in his Company 401(k) account, 10,045 shares subject to exercisable stock options and 7,500 shares subject to exercisable warrants.

(15)	Sharon Harper has served as a director of Alliance Bank of Arizona since 2005. Ms. Harper’s share ownership includes 2,250 shares subject to exercisable stock options.

(16)	Steven J. Hilton, the trustee of the trust, has served as a director of the Company and Alliance Bank of Arizona since December 2002 and February 2003, respectively. Mr. Hilton is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares.

(17)	Marianne Boyd Johnson, has served as a director of the Company and Bank of Nevada since their establishment in 1995 and 1994, respectively.

(18)	Thomas Land, the trustee of the trust, has served as a director of Bank of Nevada since 2006. Mr. Land is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares.

(19)	Gary Levine, the trustee of the trust, has served as a director of Torrey Pines Bank since April 2008.

(20)	Michael E. Luce has served as a director of Bank of Nevada since 2006. Mr. Luce’s share ownership includes 1,250 shares subject to exercisable stock options.

(21)	Cary Mack, the trustee of the trust, has served as a director of the Company since April 2005 and a director of Torrey Pines Bank since its formation in May 2003. Mr. Mack is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares.

(22)	Sandra Mallin has served as a director of Bank of Nevada since 2006. Ms. Mallin’s share ownership includes 1,250 shares subject to exercisable stock options.

(23)	George J. Maloof, Jr. has served as a director of the Company since April 2006. Mr. Maloof’s share ownership includes 2,500 shares subject to exercisable stock options.

(24)	Arthur Marshall, the trustee of the trust, has served as a director of the Company since 1995 and the Chairman of the Board of Bank of Nevada since its establishment in 1994. Mr. Marshall is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares.

(25)	Todd Marshall, the trustee of the trust, has served as a director of Bank of Nevada and the Company since their establishment in 1994 and 1995, respectively. Mr. Marshall is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares.

(26)	M. Nafees Nagy, M.D., the general partner of the limited partnership, has served as a director of Bank of Nevada since its establishment in 1994 and as a director of the Company since April 2004. Mr. Nagy is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares.

(27)	J. Jahm Najafi is the trustee of the trust. Francis Najafi has served as a director of Alliance Bank of Arizona since 2003. Mr. Najafi is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares.

(28)	Sandra Raffealli has served as a director of First Independent Bank of Nevada since 1999.

(29)	Thomas Rogers, the trustee of the trust, has served as a director of Alliance Bank of Arizona, a wholly owned subsidiary of the Company, since 2003. Mr. Rogers is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares.

(30)	John P. Sande III, the trustee of the trust, has served as a director of the Company and Chairman of the Board of Directors for First Independent Bank of Nevada, a wholly owned subsidiary of the Company, since April 2007 and September 1999, respectively. Mr. Sande is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares.

(31)	Irene M. Sarver, the trustee of the trust, is the mother of Robert G. Sarver, the President, Chairman and Chief Executive Officer of the Company. Ms. Sarver is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares.

(32)	Robert G. Sarver has served as the President, Chairman and Chief Executive Officer of the Company since December 2002. He has served as Chairman of Torrey Pines Bank since May 2003. Mr. Sarver’s share ownership includes 30,000 shares held by Mr. Sarver’s spouse over which he disclaims all beneficial ownership, 153,429 shares held by several trusts, 166,022 shares held by a limited partnership, 31,374 shares held by a corporation and 75,000 shares subject to exercisable stock options.

(33)	Jennifer Satre, the trustee of the trust, has served as a director of First Independent Bank of Nevada since 1999. Ms. Satre is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares.

(34)	Frank Schreck, the trustee of each of the Frank A. and Bonnie B. Schreck Living Trust, the Derek Matthew Schreck Irrevocable Insurance and Gift Trust 1998 and the Sydney Schreck Irrevocable Insurance and Gift Trust 1998, has served as a director of Bank of Nevada since 2006. Mr. Schreck is deemed to be the indirect beneficial owner of shares held by each trust by reason of voting and disposition control over such shares.

(35)	Judith A. Shine has served as an executive of Shine Investment Advisory Services, Inc. since 1988. Ms. Shine’s share ownership includes 1,800 shares of restricted stock.

(36)	Randall S. Theisen, the co-trustee of each of the Alexander S. Theisen Trust and the Ryan C. Theisen Trust, has served as Senior Vice President and General Counsel of the Company since 2006. Mr. Theisen is deemed to be the indirect beneficial owner of shares held by each trust by reason of voting and disposition control over such shares.

(37)	Sedrick Tydus has served as the Chief Operating Office of Alta Alliance Bank since 2006. Mr. Tydus’s share ownership includes 3,713 shares subject to exercisable stock options and 5,000 shares of restricted stock.

(38)	Norman Waitt, Jr. has disposition and voting control for WaittCorp Investments, LLC.

(39)	Merrill S. Wall has served as the Chief Administrative Officer and Executive Vice President of the Company since February 2005. Mr. Wall’s share ownership includes 378 shares held in his Company 401(k) account and 53,125 shares subject to exercisable stock options.

(40)	Janet H. White has served as an executive of Shine Investment Advisory Services, Inc. since 1998. Ms. White’s share ownership includes 1,100 shares of restricted stock.

(41)	Sheryl White has served as director of Torrey Pines Bank since 2003. Ms. White’s share ownership includes 8,250 shares subject to exercisable stock options.

(42)	Harvey Whittemore has served as a director of Bank of Nevada since 2006. Mr. Whittemore’s share ownership includes 1,250 shares subject to exercisable stock options.

(43)	Edmund Zito has served as Executive Vice President and Commercial Corporate Banking Manager of Alliance Bank of Arizona since 2003. Mr. Zito’s share ownership includes 600 shares subject to exercisable stock options and 3,800 shares of restricted stock.

PLAN OF DISTRIBUTION
     The selling stockholders may from time to time, in one or more transactions, sell all or a portion of the offered shares on the New York Stock Exchange or any other national securities exchange or quotation service on which the offered shares are listed or quoted at the time of sale, in the over-the-counter market, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or negotiated prices. The offering price of the offered shares from time to time will be determined by the selling stockholders and, at the time of determination, may be higher or lower than the market price of the common stock as quoted on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of offered shares for whom they act as agents. Underwriters may sell offered shares to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Under agreements that may be entered into by Western Alliance, underwriters, dealers and agents who participate in the distribution of offered shares may be entitled to indemnification by Western Alliance against liabilities under the Securities Act or otherwise, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. The offered shares may be sold directly or through broker-dealers acting as principals or agents, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. Broker-dealers acting as principals or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of offered shares for whom they act as agents. The methods by which the offered shares may be sold include:
•	a cross or block trade in which the broker-dealer so engaged will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its accounts pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	short sales or borrowing, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

•	privately-negotiated transactions;

•	underwritten transactions;

•	a combination of any such methods; and

•	any other method permitted by applicable law.
     The selling stockholders and any underwriters, dealers or agents participating in a distribution of the offered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling stockholders and commissions received by such broker-dealers may be deemed to be underwriting commissions under the Securities Act.
     When the selling stockholder elects to make a particular offer of shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholder and any other required information.

     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     To comply with any applicable state securities laws, the offered shares may be sold only through registered or licensed brokers or dealers. In addition, in some states, the offered shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and satisfied.
     Western Alliance has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including:
•	all registration and filing fees,

•	printing expenses, and

•	fees and disbursements of counsel and accountants for Western Alliance.
     The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders and stock transfer and other taxes attributable to the sale of the offered shares. Western Alliance has also agreed to indemnify each of the selling stockholders against losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. The selling stockholders have agreed to indemnify Western Alliance, its officers and each person who controls, within the meaning of the Securities Act, Western Alliance, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to Western Alliance by the selling stockholder.
     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
Transfer Agent
The transfer agent and registrar for our common stock is:
American Stock Transfer and Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038
(800) 937-5449

LEGAL MATTERS
     Randall S. Theisen, Esq., an attorney on Western Alliance’s legal staff, has passed upon the validity of the common stock offered pursuant to this prospectus. Mr. Theisen is Senior Vice President and General Counsel of Western Alliance and owns shares and holds options to purchase shares of Western Alliance common stock.
EXPERTS
     The consolidated financial statements of Western Alliance appearing in the Western Alliance Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.